EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RLJ Entertainment, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-188609) on Form S-8   of RLJ Entertainment, Inc. of our report dated May 8, 2015, with respect to the consolidated balance sheet of RLJ Entertainment, Inc. as of December 31, 2014 and the related consolidated statements of operations, equity, cash flows, and comprehensive income (loss) for the year ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K/A of RLJ Entertainment, Inc.

/s/ KPMG LLP

McLean, Virginia
May 14, 2015